Exhibit 10.1

Separation Agreement and General Release

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between Singularity Future Technology, Ltd., formerly known as Sino-Global Shipping America, Ltd., a Virginia corporation, on behalf of itself and its corporate affiliates (the “Employer”), on the one hand, and Lei Cao (the “Employee”), on the other hand (the Employer and the Employee are collectively referred to as the “Parties” and each a “Party”), as of January 9, 2023 (the “Execution Date”).

WHEREAS, the Employee is employed by the Employer;

WHEREAS, the Employee is also the Chair of the Employer’s Board of Directors (the “Board”);

WHEREAS, the Employee desires to resign his employment with the Employer and resign from the Employer’s Board of Directors;

WHEREAS, the Employee and Employer are parties to an employment agreement dated as of November 1, 2021 (the “Employment Agreement”);

WHEREAS, the Employment Agreement identifies the Employee’s position as Vice President and Head of Research and Development;

WHEREAS, the Board of Directors of the Employer formed a special committee of the Board (the “Special Committee”) to review and investigate claims raised in a report prepared by Hindenburg Research dated May 5, 2022, and to respond to subpoenas from the United States Attorney’s Office for the Southern District of New York (“USAO”), the United States Securities and Exchange Commission (“SEC”), and the Financial Industry Regulatory Authority (“FINRA”) (the “Investigation”);

WHEREAS, the Employer is also party to several civil litigations relating to matters raised in the Investigation, which, along with investigations into the Employer by other government entities; matters pending in other tribunals, venues, or courts of competent jurisdiction; and/or any other pending or future lawsuits or other contested matters against or involving the Employer are collectively referred to as the “Proceedings;”

WHEREAS, the Proceedings include, but are not limited to:

●	Crivellaro v. Singularity Future Technology Ltd., et al., 1:22cv7499 (E.D.N.Y.);

●	Hexin Global Ltd. v. Singularity Future Technology, Ltd., et al., 1:22cv08160 (S.D.N.Y.);

●	St. Hudson Group LLC, v. Singularity Future Technology Ltd., et al., 1:22cv10290 (S.D.N.Y.); and

●	Jinhe Capital Ltd. v. Singularity Future Technology, Ltd., 1:22cv08538 (S.D.N.Y.);

WHEREAS, the Employee is, and has at all material times been, represented by independent counsel of his own choosing in connection with the Investigation, the Proceedings, and the negotiation and preparation of this Agreement;

WHEREAS, the Employee was interviewed by counsel to the Special Committee in connection with the Investigation on multiple occasions, always with Employee’s counsel present (the “Interviews”);

WHEREAS, the Employee, through counsel, has provided information and documents to counsel for the Special Committee in connection with the Investigation (the “Production”);

WHEREAS, the Employee made a detailed presentation of his financial condition to counsel for the Special Committee on January 5, 2023, which included information from Employee’s 2019, 2020, and 2021 federal tax returns, Employee’s monthly and annual expenses, and the Employee’s assets and liabilities (the “Financial Disclosure”);

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Employee and the Employer agree as follows:

1. Termination of Employment Agreement and Separation from Employment.

(a) The Employment Agreement is terminated upon the Effective Date (as defined below) of this Agreement, with the exception of Sections 7, 9.1, 9.3, 9.4, and 9.9 of the Employment Agreement, which shall remain in full force and effect according to their terms.

(b) The Employee waives any rights he may have under the Employment Agreement, including but not limited to: Sections 2, 5, 6, 8, and 9.7.

(c) The Employee’s last day of employment with the Employer, and last day as a member of the Board of Directors, is January 9, 2023 (the “Separation Date”). After the Separation Date, the Employee will not hold himself out as being an employee, officer, director, agent, or representative of the Employer for any purpose. Except as otherwise set forth in this Agreement, the Separation Date is the employment termination date for the Employee for all purposes, meaning the Employee is not entitled to any further compensation, monies, or other benefits from the Employer, including coverage under any benefit plans or programs sponsored by the Employer, as of the Separation Date, with the exception of the consideration provided under Section 6 of this Agreement.

2. Resignation from the Board of Directors. As a condition of receiving the consideration described in this Agreement, the Employee shall submit a letter of resignation from the Board on the Separation Date in the form annexed hereto as Exhibit A.

3. Return of Property. On or before the Separation Date, the Employee must return all Employer property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, automobiles (along with related keys and documentation), and any other Employer property in the Employee’s possession, custody, or control. Employee further acknowledges and agrees that Employee no longer has access to, and does not claim ownership of, any of Employer’ cloud storage or social media accounts, and has provided all passwords and login information regarding same.

4. Employee Representations. The Employee specifically represents, warrants, and confirms that the Employee:

(a) has: (i) identified any and all of the Employer’s accounts with any bank or other financial institution for which the Employee has or had signatory authority, and (ii) executed all documents and performed all acts necessary to terminate that authority and/or transfer it to an individual or individuals identified by the Employer;

(b) has not filed any claims, complaints, or actions of any kind against the Employer with any federal, state, or local court or government or administrative agency;

(c) has not made any claims or allegations to the Employer related to discrimination, sexual harassment, or sexual abuse, and that none of the payments set forth in this Agreement are related to discrimination, sexual harassment, or sexual abuse;

(d) has been properly paid for all hours worked for the Employer;

(e) has received all salary, wages, commissions, bonuses, and other compensation due to the Employee, with the exception of the Employee’s final payroll check through and including the Separation Date, which will be paid on the next regularly scheduled payroll date for the pay period including the Separation Date;

(f) has no known workplace injuries or occupational diseases;

(g) was truthful, accurate, and complete in the statements he made during the Interviews in all material respects,

(h) made no material omissions during the Interviews;

(i) included all relevant material, information, and documents in response to the requests by counsel for the Special Committee in his possession, custody or control, in the Production;

(j) has not divulged any proprietary or confidential information of the Employer to anyone except his attorneys or counsel for the Special Committee and will continue to maintain the confidentiality of such information, consistent with the definitions and obligations pursuant to Section 7.2 of the Employment Agreement;

(k) will continue to cooperate with counsel for the Special Committee, including providing any additional material, information, or documents requested by counsel for the Special Committee or relevant to the Investigation or the Proceedings, to counsel for the Special Committee;

(l) will make himself available for future interviews with counsel for the Special Committee or with counsel representing the Employer in connection with any of the Proceedings, as needed;

(m) will be truthful, accurate, and complete in all future interviews;

(n) will cooperate with all counsel representing the Employer in connection with any of the Proceedings; and

(o) presented complete, accurate, and truthful information in the Financial Disclosure, which Employee understands is material to the Employer’s accepting the terms of this Agreement.

5. The 2021 Shares.

(a) On August 13, 2021, the Employee was granted 600,000 shares of common stock of the Employer under the terms of the 2014 Equity Incentive Plan (the “2021 Shares”)

(b) Employer shall issue an amended IRS Form W-2 to Employee for 2021 reflecting the issuance of the 2021 Shares, which will result in an additional $2,141,307 (two million, one hundred forty-one thousand, three hundred seven dollars) in adjusted gross income to Employee. Upon issuance of the amended IRS Form W-2 for 2021, the Employee may elect to seek a refund from the United States Internal Revenue Service under Section 1341 of the Internal Revenue Code of 1986, as amended (or any other legal authority) (a “2021 Tax Refund”).

(c) Employee shall forfeit and return to the Company the 2021 Shares, by executing the “Transfer Agent Correspondence” that is attached to this Agreement as Exhibit B.

(d) The Employer’s reissuance of the Employee’s IRS Form W-2 will result in an increased withholding tax liability to the Employer. The Parties agree that this increased withholding tax liability shall be deemed to be an amount equal to $521,408.25 (five hundred twenty-one thousand, four hundred eight dollars and twenty-five cents) (the “2021 Shares Withholding Amount”).

6. Consideration.

(a) As consideration for the Employee’s execution of, non-revocation of, and compliance with this Agreement, including the Employee’s waiver and release of claims in Section 8, cooperation obligations in Section 10, and other post-termination obligations, the Employer agrees to provide the following benefits to which the Employee is not otherwise entitled:

(i) Payment of reasonable attorneys’ fees and costs incurred by the Employee up through the Execution Date associated with Employee’s personal legal representation matters relating to Employee’s tenure with the Employer, the Investigation, the Proceedings, and the negotiation and drafting of this Agreement (the “Counsel Fees Amount”). Payments related to the Counsel Fees Amount require presentation in advance of invoices by Employee’s counsel;

(ii) The release of claims in Employee’s favor contained in this Agreement, which includes a release of claims associated with the 2021 Shares Withholding Amount as described below; and

(iii) Payment of the Employee’s reasonable and necessary legal fees to the extent that the Employer requires the Employee’s cooperation as provided in Section 10 of this Agreement, and the Employee incurs legal fees as a consequence (the “Future Counsel Fees”.)

(b) The payments of the Counsel Fees Amount, and any Future Counsel Fees, shall be in lieu of any rights the Employee may have to the advancement of counsel fees or payment of counsel fees under the Employer’s corporate bylaws, certificate of incorporation, articles of incorporation, Virginia law, a contract, or common law, and the Employee expressly waives any such rights he may have to the maximum extent permitted by law. The Employee understands, acknowledges, and agrees that the consideration described in this Section shall be in lieu of what the Employee may otherwise be entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement, including the general release contained in it. The Employee further acknowledges that the Employee is not entitled to any additional payment or consideration not specifically referenced in this Agreement.

(c) The Employer will not provide indemnification to Employee, whether relating to the Investigation, the Proceedings, employment with the Employer, or otherwise. The Employee expressly waives any right to such indemnification he may have, whether contained in the Employer’s bylaws, certificate of incorporation, articles of incorporation, Virginia law, a contract, or common law, to the maximum extent permitted by law.

(d) The Employee agrees to pay Employer the sum of $15,000 (fifteen thousand dollars) to offset the estimated Medicare tax component of the 2021 Shares Withholding Amount. The Employee shall remit this payment to the Employer within ten (10) business days of the Effective Date.

7. Cancellation/Termination of Agreements.

The Employee is party to several other agreements relating to his employment with the Employer, including (i) a proxy agreement dated as of November 14, 2007 (the “Proxy Agreement”); (ii) an equity interest pledge agreement dated as of November 14, 2007 (the “Equity Interest Pledge Agreement”); and (iii) an exclusive equity interest purchase agreement dated as of November 14, 2007 (the “Exclusive Equity Interest Purchase Agreement”). Employee agrees to effectuate the cancellation and/or termination of the Proxy Agreement, Equity Interest Pledge Agreement, and Exclusive Equity Interest Purchase Agreement, revert any rights he has under those agreements to the Employer, and provide copies of fully-executed termination documents or other written confirmations of the same acceptable to the Employer on or before the Separation Date.

8. Mutual Release.

(a) Employee’s General Release and Waiver of Claims. In exchange for the consideration provided in this Agreement, the Employee and the Employee’s heirs, executors, representatives, administrators, agents, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer, including the Employer’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, trustees, advisors, and partners, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Employee ever had, may have or now has against Released Parties by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, thing, or event occurring from the beginning of time up to and including the date of this Agreement, including but not limited to those arising out of or related in any way to Employee’s employment with the Employer or the separation of that employment. This release specifically includes, but is not limited to, all claims for relief or remedies relating to:

(i) any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the New York State Human Rights Law (NYSHRL), the New York Labor Law (NYLL) (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers Compensation Law, Article 23-A of the New York Correction Law, the New York City Human Rights Law (NYCHRL), and the New York City Earned Sick Leave Law (NYCESLL), the Virginia Human Rights Act, Virginia Statutory Provisions Regarding Retaliation/Discrimination for exercising rights under the Workers’ Compensation Act, the Virginia Equal Pay Act, the Virginians With Disabilities Act, Virginia statutory provisions regarding AIDS testing, Virginia statutory provisions regarding wage payments, Virginia statutory provisions regarding occupational safety and health, Virginia Code Ann. § 8.01-40 regarding unauthorized use of name or picture of any person, Virginia Code Ann. § 40.1-27 regarding preventing employment by others of former employee, Virginia Code Ann. § 40.1-28.7:2 regarding protection of crime victims’ rights in employment, Virginia Code Ann. § 18.2-465.1 regarding protection of court witnesses’ and jurors’ rights in employment, Virginia Code Ann. § 34-29, prohibiting discharge based on single indebtedness, Virginia Code Ann. § 44-98, prohibiting interference with employment of members of Virginia National Guard, Virginia Defense Force, or naval militia, and Virginia Code Ann. §§ 18.2-499 and 500 (the Virginia statutory conspiracy statutes), all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

(iii) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress;

(iv) any and all claims arising under or for breach of Employment Agreement, including, but not limited to any claims under Sections 2, 5, 6, or 8 of the Employment Agreement; and

(v) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties; and

(vi) any indemnification rights the Employee may have against the Employer for any purpose or any indemnification obligations the Employer may have in favor of the Employee. Notwithstanding the foregoing, nothing in this Agreement is intended or should be construed to waive any rights that the Employee may have under XL Specialty Insurance Company Policy #ELU180624-22, maintained by Sino-Global Shipping America, Ltd., as policyholder (the “Policy”). (A copy of the Policy was provided to the Employee’s counsel on January 5, 2023.)

However, this general release and waiver of claims excludes, and the Employee does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the New York State Division of Human Rights, the New York City Commission on Human Rights, or other similar federal, state, or local administrative agencies, although the Employee waives any right to monetary relief related to any filed charge or administrative complaint; (B) claims that cannot be waived by law, and (C) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

If the Employee applies for unemployment benefits, the Employer shall not actively contest it. However, the Employer will respond truthfully, completely, and timely to any inquiries by the New York Department of Labor concerning the termination of Employee’s employment.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Employee in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the Employee’s execution of this Agreement, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that:

(i) the Employee has read this Agreement in its entirety and understands all of its terms;

(ii) by this Agreement, the Employee has been advised in writing to consult with an attorney of the Employee’s choosing before signing this Agreement;

(iii) the Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(iv) the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

(v) the Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Employee’s choice, although the Employee may sign it sooner if desired. Changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

(vi) the Employee understands that the Employee has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to Angela Shan at the Employer, 98 Cuttermill Rd., Great Neck Plaza, NY, 11021 by overnight delivery and email (angelashan@sino-global.net), with email copies to John F. Levy (John@BoardAdvisory.net), Barry Grossman (bigrossman@gsllp.com), Wei Wang (wwang@egsllp.com), Robert Mittman (robert.mittman@blankrome.com) and Jerry D. Bernstein (jerry.bernstein@blankrome.com) before the end of this seven-day period; and

(vii) the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Employee signs this Agreement.

(c) Employer’s General Release and Waiver of Known Claims Against Employee. Subject to the conditions set forth below, and in exchange for the Releasors’ waiver and release of claims against the Released Parties, non-revocation of any portion of that release, and Employee’s compliance with his obligations under this Agreement, the Released Parties irrevocably and unconditionally and fully and forever waives and releases any and all known claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, that the Employer ever had, may have or now has against the Releasors by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, thing, or event occurring from the beginning of time up to and including the date of this Agreement, including but not limited to those arising out of or related in any way to the Proceedings or the Investigation, against the Releasors that may be waived and released by law, whether known by the Employer from the Interviews, the Production, or otherwise, with the exception of claims arising out of or attributable to: (a) events, acts, or omissions taking place after the Parties’ execution of the Agreement; (b) the Employee’s breach of any terms and conditions of the Agreement; and/or (c) the Employee’s criminal activities or intentional misconduct occurring during the Employee’s employment with the Employer. This release specifically includes, but is not limited to, all claims for relief or remedies relating to:

(i) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress;

(ii) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, experts’ fees, expenses, costs and disbursements, or punitive damages; and

(iii) any and all claims related to the return or cancellation of the 2021 Shares, any increased tax liability of the Employer to the IRS or any other taxing authority relating to the 2021 Shares Withholding Amount, and any increased tax liability of the Employer to the IRS or any other taxing authority relating to the reissuance of any IRS Forms W-2 to any other employee who received a grant of shares under the 2014 Equity Incentive Plan in 2021 (collectively, the “2021 Withholding Release”). For the avoidance of doubt, the 2021 Withholding Release includes claims the Employer may have under a theory of direct responsibility by the Employee, as well as claims that would seek to recover any tax payments or repayments by the Employer under a theory of indirect liability (i.e., a breach of a fiduciary duty claim).

This release in favor of Employee is conditioned upon the Employee’s having been truthful, accurate, and complete in the Interviews and the Production, his continued cooperation with the Investigation and the Proceedings, and compliance in all other aspects with this Agreement. This release specifically does not cover any claims by the Employer that relate to or arise from any statements of, or omissions by, Employee during the Interviews or any later interviews that Employer later learns to have been untrue, misleading, or deceptive. The Employer reserves all rights relating to any such statements or omissions.

9. Knowing and Voluntary Acknowledgment. The Employee specifically agrees and acknowledges that:

(a) the Employee has read this Agreement in its entirety and understands all of its terms;

(b) by this Agreement, the Employee has been advised to consult with an attorney before executing this Agreement and has consulted with such counsel as the Employee believed was necessary before signing this Agreement;

(c) the Employee knowingly, freely, and voluntarily assents to all of this Agreement’s terms and conditions including, without limitation, the waiver, release, and covenants contained in it;

(d) the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

(e) the Employee is not waiving or releasing rights or claims that may arise after the Employee signs this Agreement; and

(f) the Employee understands that the waiver and release in this Agreement is being requested in connection with the Employee’s separation of employment from the Employer.

The Employee further acknowledges that the Employee is waiving and releasing claims under the Age Discrimination in Employment Act (ADEA), as amended, and has had twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Employee’s choice, although the Employee may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the 21-day period. Further, the Employee acknowledges that the Employee shall have an additional seven (7) days from signing this Agreement to revoke consent to Employee’s release of claims under the ADEA by delivering notice of revocation to Angela Shan at the Employer, 98 Cuttermill Rd., Great Neck Plaza, NY, 11021 by overnight delivery and email (angelashan@sino-global.net ), with email copies to John F. Levy (John@BoardAdvisory.net), Barry Grossman (bigrossman@gsllp.com), Wei Wang (wwang@egsllp.com), Robert Mittman (robert.mittman@blankrome.com) and Jerry D. Bernstein (jerry.bernstein@blankrome.com) before the end of the seven-day period. In the event of a revocation by the Employee, the Employer shall have the option of treating this Agreement as null and void in its entirety.

Effective Date. This Agreement shall not become effective until the eighth (8th) day after the Employee signs, without revoking, this Agreement (the “Effective Date”). No payments due to the Employee under this Agreement shall be made or begin before the Effective Date.

10. Cooperation. It is anticipated that the Employee’s ongoing cooperation and assistance will be required in connection with the Investigation and the Proceedings. Accordingly, after the Separation Date, the Employee shall cooperate with the Employer regarding the Investigation, the Proceedings, and/or any other matters arising out of or related to the Employee’s relationship with or service to the Employer. This cooperation obligation includes, but is not limited to, providing documents, information, and other materials, meeting with counsel for the Special Committee, and any other reasonable requests from the Employer, the Board, the Special Committee, counsel for the Special Committee, and/or counsel for the Employer in any of the Proceedings.

11. Non-Disparagement. The Employee agrees and covenants that the Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Employer or any Released Party, and/or its/their businesses, or any of its employees, officers, or directors and its/their existing and prospective customers, suppliers, investors, and/or other associated third parties, now or in the future. The Employer will instruct its management-level employees, including Angela Shan, not to make any disparaging remarks, comments or statements about the Employee to any third party. This non-disparagement obligation includes statements made online or on social media, and statements made under a pseudonym. Notwithstanding the foregoing, nothing in this Agreement shall restrict any Party’s rights and/or obligations: (a) to testify truthfully in any forum; (b) to contact, cooperate with or provide information to any government agency, investigator, or commission; (c) to respond truthfully and completely to any lawfully-issued subpoena, government inquiry, or litigation discovery request; or (d) to fully and completely comply with any SEC reporting obligation or reporting obligation of any other government body or self-regulatory organization.

This Section does not in any way restrict or impede the Employee from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. In the event the Employee or his attorneys receive a subpoena, court order, or other similar request or demand directing either one or both of them to disclose this Agreement, the terms or amount of this Agreement, or any information about the Employer, the Employee shall immediately contact the Employer’s counsel at the address listed in Section 18, and shall as soon as reasonably possible, but in no event longer than 72 (seventy-two) hours, provide said subpoena, court order, or other similar request or demand to counsel for the Employer. Employee agrees to take all reasonable and diligent measures to assure that the Employer is given the opportunity to oppose such subpoena, court order, or other similar request or demand before any such information is disclosed. Employee shall cooperate fully with the Employer should the Employer object to the disclosure of any such information.

12. Confidentiality of Agreement. The Parties agree and covenant that they shall not disclose any of the terms of, or amount paid under this executed Agreement to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to the Employee’s spouse or domestic partner, attorney, tax advisors, or as may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall restrict any Party’s rights and/or obligations: (a) to testify truthfully in any forum; (b) to contact, cooperate with or provide information to any government agency, investigator, or commission; (c) to respond truthfully and completely to any lawfully-issued subpoena, government inquiry, or litigation discovery request; or (d) to fully and completely comply with any SEC reporting obligation or reporting obligation of any other government body or self-regulatory organization.

This Section does not in any way restrict or impede the Employee from initiating, testifying, assisting, or complying with a subpoena from, or participating in any manner with an investigation conducted by a local, state, or federal agency, filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits, or exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to counsel for the Employer at the address listed in Section 23.

13. Further Assurances. The Parties agree to execute all documents and do all things reasonably necessary or convenient to effectuate the express provisions, purpose, and intent of this Agreement.

14. Remedies. In the event of a breach or threatened breach by the Employee of this Agreement, the Employee hereby consents and agrees that money damages would not afford an adequate remedy and that the Employer shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

If the Employee fails to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Employer may, in addition to any other available remedies, reclaim any amounts paid to the Employee under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

15. Successors and Assigns.

(a) Assignment by the Employer

The Employer may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer and its successors and assigns.

(b) No Assignment by the Employee

The Employee may not assign this Agreement in whole or in part. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment.

16. Governing Law, Jurisdiction, and Venue. This Agreement shall be governed by and construed in accordance with the laws of New York (including its statutes of limitations) without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of New York. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

17. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Employer and Employee relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter. Notwithstanding the foregoing, the Employee remains bound by his obligations to the Employer under Sections 7.1 through 7.6, 9.1, 9.3, 9.4, and 9.9 of the Employment Agreement, which shall remain in full force and effect according to the terms. In the event of any discrepancies or inconsistencies between this Agreement and the Employment Agreement, this Agreement shall govern.

18. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Employee and by an authorized representative of the Employer. No waiver by any Party of any breach by any other party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

19. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.

The Parties further agree that any such court is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law.

20. Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

21. Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

22. No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Employee or the Employer of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

23. Notices. All notices under this Agreement must be given in writing at the addresses indicated in this Agreement by overnight delivery service and by email. When providing written notice to Employer, a copy must be provided to Employer’s attorneys at the address below.

Notice to Employer:

Angela Shan
98 Cuttermill Rd.
Great Neck Plaza, NY, 11021
angelashan@sino-global.net

John F. Levy
98 Cuttermill Rd.
Great Neck Plaza, NY, 11021
John@BoardAdvisory.net

Barry Grossman
Wei Wang
1345 Avenue of the Americas
11th Floor
New York, NY 10105
bigrossman@egsllp.com
wwang@egsllp.com

Notice to the Special Committee

BLANK ROME LLP
Robert Mittman
Jerry D. Bernstein
1271 Avenue of the Americas
New York, NY 10020
robert.mittman@blankrome.com
jerry.bernstein@blankrome.com

Notice to the Employee:

Lei Cao

[***]

[***]

KING & WOOD MALLESONS LLP

Aaron T. Wolfson

500 Fifth Avenue 50th Floor

New York, NY 10110

aaron.wolfson@us.kwm.com

24. Attorneys’ Fees and Costs. If the Employee breaches any terms of this Agreement or the post-termination obligations referenced in it, to the extent authorized by New York law, the Employee will be responsible for payment of all reasonable attorneys’ fees and costs that Employer incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

25. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

26. Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

Singularity Future Technology, Ltd.

		By:	/s/ Angela Shan
		Name:	Angela Shan
		Title:	Chief Operating Officer

LEI CAO
Signature:	/s/ Lei Cao
Print Name:	Lei Cao

EXHIBIT A

January 9, 2023

Board of Directors

Singularity Future Technology, Ltd.

To whom it may concern:

I hereby resign as a director and officer of Singularity Future Technology, Ltd. (“Company”) and also resign from any other positions I may hold in the Company or its subsidiaries, effective as of January 9, 2023.

Lei Cao

EXHIBIT B

[Cao Letterhead]

January 9, 2023

Transhare Corporation

Bayside Center 1

17755 US Highway 19 N,

Suite 140

Clearwater, FL 33764

Attn: Transfer Department

Dear Sir or Madame:

As transfer agent for the Common Stock, no par value (the “Common Stock”), of Singularity Future Technology Ltd., a Virginia corporation (the “Company”), you are hereby instructed, authorized and directed by the undersigned to cancel the certificate or electronic holding issued to the undersigned in the amount of 600,000 shares of Common Stock of the Company and to return such shares of Common Stock to the Company’s treasury account as of January 9, 2023.

Very Truly Yours,

SINGULARITY FUTURE TECHNOLOGY, LTD.

Name:
Title: